EXHIBIT (N)
                      BURNHAM INVESTORS TRUST (THE "TRUST")

                                  Burnham Fund
                         Burnham Financial Services Fund
                        Burnham Financial Industries Fund
                         Burnham Long/Short Equity Fund
                          Burnham Small Cap Value Fund
                                  (the "Funds")

                        Multiple Class Distribution Plan
                             Pursuant to Rule 18f-3
                    Under the Investment Company Act of 1940

1. THE PLAN. This Multiple Class Distribution Plan (the "Plan") is the written plan of the Funds contemplated by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). This Plan sets forth the expense allocations for and distinguishing features of the Class A, Class B and Class C shares of each Fund. Each Fund is not required to offer each of the Classes. In that respect, Burnham Financial Industries Fund and Burnham Long/Short Equity Fund currently are not authorized to issue Class B shares.

2. GENERAL. Each Fund reserves the right to increase, decrease or waive any front-end sales load or contingent deferred sales charge ("CDSC") imposed on any existing or future classes of shares within the ranges permissible under applicable rules of the Securities and Exchange Commission (the "Commission"), including Rule 18f-3 and Rule 6c-10, and of the National Association of Securities Dealers, Inc., each as amended or adopted from time to time.

3. ATTRIBUTES OF CLASSES. Except as otherwise provided herein, each class of shares issued by any Fund will be entitled to distributions, if any, calculated in the same manner and at the same time as each other class of that Fund. For purposes of this calculation, expenses will be allocated to each class of a Fund at the same time as to all other classes of that Fund. Each share of each Fund will represent an equal pro rata interest in the Fund, regardless of class, and will have identical voting, dividend, liquidation and other rights, except for:

         a. the amount and type of fees permitted by the Funds' different Rule 12b-1 distribution plans ("Plan Payments");

         b.       voting rights on matters concerning the Rule 12b-1 plan;

         c. any expenses that (1) are incurred on behalf of a class in a different amount or at a different rate from the amount or rate at which the expenses are incurred on behalf of one or more other classes and (2) the Board determines should be allocated or charged on a class basis ("Class Expenses") will be allocated on the basis of the amount incurred on behalf of each class. Class Expenses currently include:

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                  i.   Plan Payments;

                  ii.  transfer agency fees attributable to a specific class;
                       and

                  iii. any expenses associated with shareholder voting on
                       matters related to a specific class;

         d. the names of the classes;

         e. the different exchange privileges of the various classes of shares; and

         f. any conversion feature for a class.

4. CLASS A SHARES. Class A shares of each Fund will be offered subject to a front-end sales load of up to 5.00% of the public offering price and a fee for distribution services and expenses and service services and expenses at the rate of up to 0.25% annually of the average daily net asset value of Class A shares of the Burnham Fund and the Burnham Financial Services Fund and 0.30% annually of the average daily net asset value of Class A shares of the Burnham Financial Industries Fund, Burnham Long/Short Equity Fund and Burnham Small Cap Value Fund; PROVIDED, HOWEVER, that the portion of such fee used to cover service services and expenses shall not exceed 0.25% per annum of the average daily net asset value of the Class A Shares of any Fund. Purchases aggregating $1,000,000 or more or by employer-sponsored retirement plans with at least 200 eligible employees will be subject to a CDSC of 1.00% if redeemed within the first 12 months and 1/2 of 1.00% if redeemed during the next 12 months, of the lesser of
(a) the net asset value of the shares at the time of purchase or (b) their net asset value at the time of redemption. The front-end sales load will decline with the amount invested as follows:

          For amounts:                                          Sales load rate
          -----------                                           ---------------
          less than $50,000                                          5.00%

          at least $50,000 but less than $100,000                    4.50%

          at least $100,000 but less than $250,000                   4.00%

          at least $250,000 but less than $500,000                   3.00%

          at least $500,000 but less than $1,000,000                 2.00%

Each Fund currently will not assess a sales load for purchases by the exempt persons described in the Fund's prospectus or statement of additional information.

5. CLASS B SHARES. Class B shares will be offered without imposition of a front-end sales load, but will be subject to a CDSC that declines over time for shares held less than six years. The CDSC will be assessed as follows:

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         For shares:                                                CDSC rate*
         ----------                                                 ----------
         held less than one year                                       5.00%

         held at least one year but less than two years                4.00%

         held at least two years but less than four years              3.00%

         held at least four years but less than five years             2.00%

         held at least five years but less than six years              1.00%

         held six years or more                                        0.00%

* The CDSC is assessed at the applicable rate on the net asset value of the shares redeemed subject to the exemptions described in Section 7 below.

Class B shares will pay a Class B Rule 12b-1 distribution fee equal to 0.75% annually of the average daily net asset value of the Class B shares and will pay a service fee equal to 0.25% annually of the average daily net asset value of Class B shares. The maximum investment amount for Class B shares will be $250,000.

6. CLASS C SHARES. Class C shares will be offered without imposition of a front-end sales load, but will be subject to a CDSC for shares held less than one year. The CDSC will be assessed at a rate of 1.00% of the net asset value of the shares redeemed subject to the exemptions described in Section 7 below.

Class C shares will pay a Class C Rule 12b-1 distribution fee equal to 0.75% annually of the average daily net asset value of the Class C shares and will pay a service fee equal to 0.25% annually of the average daily net asset value of Class C shares. The maximum investment amount for Class C shares will be $1,000,000.

7. CLASS A, CLASS B AND CLASS C CDSC EXEMPTIONS AND WAIVERS. No CDSC will be imposed on redemptions of Class A, Class B or Class C shares in the following instances:

         a. shares or amounts representing increases in the value of an account above the net cost of the investment due to increases in the net asset value per share;

         b. shares acquired through reinvestment of income dividends or capital gains distributions;

         c. Class A share purchases in the amount of $1 million or more or by employer-sponsored retirement plans with at least 200 eligible employees, held for more than 24 months; and

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         d.       Class B shares held for more than six years from the end of the calendar month in which the purchase order was accepted.

         The CDSC will not apply to Class A shares purchased at net asset value as described above and will be waived for redemptions of Class A, Class B or Class C shares in connection with:

                  i. distributions to participants or beneficiaries of plans qualified under Section 401(a) of the Internal Revenue Code (the "Code") or from custodial accounts under Code Section 403(b)(7), individual retirement accounts under Code Section 408(a), deferred compensation plans under Code Section 457 and other employee benefit plans,

                  ii. redemptions of Class B or Class C shares under an automatic withdrawal plan if the annual withdrawal does not exceed 10% of the opening value of the account, and

                  iii.     following the death or disability of a shareholder.

         The Board may determine to discontinue any waiver of the CDSC in compliance with Rule 18f-3, Rule 6c-10 and other applicable rules of the Commission.

7. CONVERSION FEATURE. Class B shares will convert automatically to Class A shares of the same Fund at the relative net asset values of each class. Each conversion will occur on the first business day of the month after the period specified in the prospectus (currently the eighth anniversary of the purchase of Class B shares).

         All Class B shares in a shareholder's Fund account that were acquired through the reinvestment of dividends and other distributions paid on Class B shares will be considered to be held in a separate sub-account. Each time any Class B shares in the shareholder's Fund account (other than those in the sub-account) convert to Class A shares, a pro rata portion of the Class B shares then held in the sub-account also will convert to Class A shares based on the ratio that the shareholder's Class B shares converting to Class A shares bears to the shareholder's total Class B shares not acquired through dividends and distributions.

         For purposes of calculating the period required for converting existing Class B shares to Class A shares, existing Class B shares will be deemed to have been acquired as if the current CDSC schedule were in effect on the date these shares originally were purchased.

8. NET ASSET VALUE. All expenses incurred by each Fund will continue to be allocated among the various classes of shares based upon the net assets of the Fund attributable to each class, except that shares of a particular class will continue to bear the Class Expenses incurred by such class.

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9. ALLOCATIONS. Advisory fees, administration fees, custody fees and other expenses related to the management of a Fund's assets ("Fund Expenses") will be allocated to all shares of that Fund by net asset value, regardless of class. Plan Payments will be allocated to and borne by only the class to which the particular plan applies. Class Expenses will be allocated to and borne by only the class or classes determined by the Board in accordance with paragraph 3(c) hereof. Any fee waivers and expense reimbursements or limitations will be effected in accordance with positions taken by the Internal Revenue Service, which currently, among other things, does not permit an investment adviser (1) to waive or reimburse Class Expenses or (2) to waive or reimburse Fund Expenses to a different extent for different classes.


Adopted:  May 3, 1999
Amended: November 13, 2003

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